Exhibit 99.1

For Immediate Release

Waterside Capital Corporation

3092 Brickhouse Court

Virginia Beach, VA 23452

Contacts for Waterside Capital Corporation:

Franklin (Lin) Earley	Julie Stroh
Chief Exective Officer	Chief Financial Officer
(757) 626-1111 x 307	(757) 626-1111 x 301
lin.earley@watersidecapital.com	julie.stroh@watersidecapital.com

Waterside Capital Announces Earnings Release

VIRGINIA BEACH, VA – May 22, 2009 – Waterside Capital Corporation (Nasdaq: WSCC), a Small Business Investment Company (SBIC), today reported financial results for the nine months ended March 31, 2009.

The Company’s net decrease in stockholders’ equity resulting from operations (which includes net operating income plus realized and unrealized gains or losses on investments) was $365,000 or a $0.19 loss per share for the nine months ended March 31, 2009, compared to an increase of $3,000 or no gain or loss per share for the nine months ended March 31, 2008. The per share performance was calculated using shares outstanding of 1,915,548 for each period ended.

At March 31, 2009, Waterside’s loans and investments had a fair value of $19.2 million, compared with $22.3 million reported at March 31, 2008. The decrease in stockholders’ equity resulting from operations at March 31, 2009 included a one time expense of $113,000 representing financing costs related to the $16.1 million refinancing of Waterside’s SBA debentures. Operating expenses have decreased by $305,000 compared to March 31, 2008, excluding the one time expense related to the redemption of SBA debentures. In March 2009, portfolio company, Eton Court Asset Management, Ltd, exercised its option to purchase from Waterside Capital 28,431 shares of common stock of Eton Court at $380,000. The sale resulted in a realized gain of $362,650 for the Company. A non cash fee of $90,500 was also realized related to the granting of the option. Also in March 2009, Waterside Capital recognized a realized loss of $1,000,000 on its remaining investment in portfolio company International Wood, LLC. The portfolio company had a fair market value of $0 as of June 30, 2008.

For the nine months ended March 31, 2009, the Company originated new investments of $723,000 and received proceeds from the sale of investments and principal collected on notes receivable, debt securities and equity securities of $2,419,000. This compared to the Company’s funding of $5.7 million in new investments for the nine months ended March 31, 2008, and receiving proceeds from the sale of investments and principal collected on notes receivable and debt securities of $4.9 million. The net asset value of the common shares decreased to $3.64 per share at March 31, 2009 from the $4.96 reported at March 31 2008. The decrease in net asset value was due to the above mentioned $365,000 decrease in shareholders equity resulting from operations.

About Waterside Capital Corporation

Waterside Capital Corporation is a Small Business Investment Company (SBIC) headquartered in Virginia Beach, Virginia with a portfolio of approximately $19.2 million of loans and investments in 14 companies located primarily in the Mid-Atlantic region. Waterside Capital’s individual investments range from $500,000 to over $3 million. Visit Waterside’s web site at www.watersidecapital.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” including Waterside’s optimism regarding the growth of its portfolio companies (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management—including, but not limited to, investment opportunities, results, performance or expectations—may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors including the risks associated with the performance of the Company’s portfolio companies, dependencies on key employees, delays, interest rates, the level of economic activity, and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.

WATERSIDE CAPITAL CORPORATION

Financial Summary

(In thousands except per share data)

	Nine Months Ended March 31,
	2009	2008
Statement of Operations data:

Total operating income	$1,506	$1,617
Interest expense	786	1,017
Other operating expenses	885	845

Net operating loss	(165)	(245)

Realized gain / (loss) on investments	(557)	146

Change in unrealized appreciation (depreciation) on investments	357	102

Net increase (decrease) in stockholders’ equity resulting from operations	$(365)	$3

Per share data (basic):
Net operating loss	$(0.09)	$(0.13)
Net increase (decrease) in stockholders’ equity resulting from operations	(0.19)	0.00

	At March 31, 2009	At March 31, 2008
Selected Balance Sheet data:

Cash and Cash Equivalents	$3,126	$2,506
Loans and investments, at fair value
Debt securities	4,587	6,504
Equity securities	11,341	10,339
Options and warrants	1,967	2,333
Notes receivable and other	1,274	3,094

Total loans and investments	19,169	22,270

Debentures payable	16,100	16,100
Stockholders’ equity	6,981	9,492

Net asset value per common share	$3.64	$4.96